Exhibit 2.2

Bill of Sale, Assignment and Assumption Agreement

This Bill of Sale, Assignment and Assumption Agreement (“Agreement”) dated the ____ day of ____________, 2011, (the “Effective Date”), is from Artfest International, Inc., a Delaware corporation (“Grantor”), to Primary Holding Group, Inc., a Texas corporation (“Grantee”).

WITNESSETH

That Grantor, for the consideration and upon the terms and conditions set forth in that certain Letter Agreement executed by and between the parties hereto and dated February 16, 2011, does by these presents hereby grant, convey, bargain, sell, assign, set over, transfer and deliver unto Grantee, its successors and assigns, all right, title and interest in and to the assets set forth on Appendix A hereto (the “Assets”);

TO HAVE AND TO HOLD, all and singular, said Assets hereby conveyed, transferred and assigned unto the Grantee, its successors and assigns forever.

Grantor hereby covenants and agrees with Grantee, its successors and assigns, to execute and deliver to Grantee such other and further instruments of transfer, assignment and conveyance and all such notices, releases, acquittances and other documents and to use its best efforts to secure all such consents and waivers as may be necessary more fully to transfer, assign and convey to and vest in Grantee all and singular the Assets hereby transferred, assigned and conveyed or intended so to be.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be an original and all of such counterparts shall together constitute but one and the same instrument.

This Agreement and the transfer, assignment, conveyance and assumption provided for in this instrument shall be effective as of 12:01 a.m. on the Effective Date.  Grantee and Grantor have entered into that certain Letter Agreement dated February 6, 2008 (the “Agreement”).  All defined terms not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.  Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way effect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations and indemnifications of Grantee or Grantor set forth in the Letter Agreement, including any limitations on warranties and representations contained therein, nor shall this Agreement expand or enlarge any remedies under the Letter Agreement, including, without limitation, any limits on indemnification specified therein.  This Agreement is intended only to effect the transfer of the Assets, the transfer of which is contemplated in the Letter Agreement and shall be governed entirely in accordance with the terms and conditions of the Letter Agreement.

The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties, or any dispute arising out of the interpretation or application of this Agreement or any dealings between the parties and/or their respective managers, directors, officers, employees or agents, which the parties are not able to resolve, will be settled exclusively by arbitration in San Antonio, Texas by a single arbitrator pursuant to the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, then in effect and judgment upon the award rendered by such panel shall be entered in any court having jurisdiction thereof and such arbitrator will have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant.  The arbitrator will be mutually chosen from a panel of former judges familiar with the subject matter of this Agreement having at least fifteen (15) years of legal and/or judicial professional experience.  The arbitrator panel will be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party.  Such panel shall commence arbitration within twenty-five (25) days of its appointment.  Discovery will be permitted in accordance with the Federal Rules of Civil Procedure of the United States of America.  If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first above written.

GRANTOR:

Artfest International, Inc.
a Delaware corporation,

________________________
By: Edward Vasker, CEO

GRANTEE:

Primary Holding Group, Inc.
a Texas corporation

_____________________________
By: Patrick D. Matthews, CEO

Exhibit “A”

The Assets